                                                                    Exhibit 99.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            LONE STAR HOLDING CORP.,

                             LONE STAR MERGER CORP.

                                       AND

                        ACTIVANT SOLUTIONS HOLDINGS INC.

                                   ----------

                           Dated as of March 12, 2006

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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2006 (this "Agreement"), by and among Lone Star Holding Corp., a corporation existing under the laws of Delaware ("Parent"), Lone Star Merger Corp., a corporation existing under the laws of Delaware and a wholly-owned subsidiary of Parent ("Merger Sub"), and Activant Solutions Holdings Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Hellman & Friedman Capital Partners V, L.P. and certain of its affiliates and Thoma Cressey Fund VII, L.P. and its affiliate (the foregoing, collectively, the "Guarantors") are executing and delivering to the Company a limited guarantee, in the form attached hereto as Exhibit A (the "Guarantee"), pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of Parent and Merger Sub hereunder; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Certain Definitions.

          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Business Day" means any day of the year on which national banking institutions in New York, New York is open to the public for conducting business and are not required or authorized to close.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Option Plans" means the Activant Solutions Holdings Inc. 1998 Stock Option Plan, the Activant Solutions Holdings Inc. Amended and Restated 2000 Stock Option Plan for Key Employees, the Activant Solutions Holdings Inc. 2001 Broad-Based Stock Option Plan, and the Activant Solutions Holdings Inc. 2006 Equity Incentive Plan, as such plans have been amended from time to time.

     "Competition Laws" means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other national, federal, regional, state or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     "Contract" means any contract, indenture, note, bond, lease, commitment or other legally binding agreement.

     "Environmental Law" means any applicable Law relating to the protection of the environment, human health as it relates to environmental protection or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Setion 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Credit Agreement" means the Fourth Amended and Restated Credit Agreement, dated as of September 13, 2005, among the Company, Activant Solutions Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Deutsche Bank Securities, Inc.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied.

     "Governmental Antitrust Entity" means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.


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     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union or other supra-national, national, federal, regional, state or local or any agency, instrumentality or authority thereof, or any court or arbitrator.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indebtedness" of any Person means, without duplication, (i) the principal of and accrued interest or premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

     "Intellectual Property" means all intellectual property or industrial property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, "Patents"), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, "Marks"), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, "Copyrights"), and (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, "Trade Secrets").

     "IRS" means the U.S. Internal Revenue Service.

     "Knowledge of the Company" means the actual knowledge of those Persons identified on Schedule 1.1(a).


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

     "Law" means any law (including common law), statute, code, ordinance, rule or regulation, of any Governmental Body.

     "Legal Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

     "Liability" means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

     "Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction. Solely for purposes of Section 5.12, it is understood that "Lien" does not include any license or similar right granted with respect to any Intellectual Property.

     "Marketing Period" means the period commencing on the date of this Agreement and ending on May 8, 2006.

     "Material Adverse Effect" means (i) a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) or (ii) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case, other than an effect resulting from an Excluded Matter. "Excluded Matter" means any one or more of the following to the extent not specifically related to or disproportionately impacting the Company or any of its Subsidiaries: (A) the effect of any change in economies or securities or financial markets in general in the United States or elsewhere; (B) the effect of any change that generally affects the industry in which the Company and its Subsidiaries operate; (C) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (D) the effect of any changes in applicable Laws or accounting rules.

     "Materials of Environmental Concern" means any material, substance or waste characterized or regulated under Environmental Laws as "hazardous," "toxic," "radioactive" or a "pollutant" or "contaminant," including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum product, polychlorinated biphenyl, asbestos or asbestos-containing material, urea-formaldehyde insulation, radioactive material, or toxic mold.

     "Optionholder" means those Persons holding Options under any Company Option Plan as set forth on Schedule 1.1(b).

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.


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

     "Ordinary Course of Business" means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practices.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

     "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) Liens securing Indebtedness as disclosed in the Financial Statements; (vi) title of a lessor under a capital or operating lease; (vii) real property Liens of public record and (viii) such other imperfections in title, charges, easements, rights of way, restrictions, defects, exceptions and encumbrances that do not materially and adversely impact the value or utility of the affected property.

     "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

     "SEC" means the Securities and Exchange Commission.

     "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

     "Subsidiary" means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or (ii) with respect to which the Company or any of its Subsidiaries is a general partner or managing member.

     "Taxes" means (i) all national, federal, regional, state or local taxes, charges, fees, imposts, levies or other assessments in any jurisdiction, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all


                                        6

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interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

     "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes and any schedules or attachments thereto.

          (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term                                       Section
----                                       -------
Acquisition Proposal                       7.16
Activant                                   7.13(a)
Activant Debt Tender Offers                7.13(a)
Agreement                                  Preamble
Appraisal Shares                           3.2
Balance Sheet                              5.6
Balance Sheet Date                         5.6
Bridge Debt Commitment Letter              6.6
CERCLA                                     1.1 (in definition of Environmental Law)
Certificate                                3.1(c)
Certificate of Merger                      2.3
Claim                                      7.7(c)
Class A Common Stock                       3.1
Class A Merger Consideration               3.1(c)
Closing                                    2.2
Closing Date                               2.2
Common Merger Consideration                3.1(c)
Common Stock                               3.1
Company                                    Preamble
Company Benefit Plans                      5.14(a)
Company Charter Documents                  5.1
Company Debt Tender Offer                  7.13(a)
Company Documents                          5.2
Company Employee                           5.14(a)
Company Registered Intellectual Property   5.12(a)
Company Stock                              3.1
Company Stock Award                        5.4(c)
Confidentiality Agreement                  7.6
Consent Solicitation                       7.13(e)
Continuing Employees                       7.10(a)
Copyrights                                 1.1 (in definition of Intellectual Property)
Debt Commitment Letters                    6.6

Term                                       Section
----                                       -------
Debt Tender Offers                         7.13(a)
DGCL                                       2.1
Effective Time                             2.3
ERISA                                      5.14(a)
Errors                                     5.12(j)
Excluded Matter                            1.1 (in definition of Material Adverse Effect)
Existing Policy                            7.7(e)
Financial Statements                       5.6
Fixed Notes                                7.13(a)
Floating Notes                             7.13(a)
Foreign Benefit Plans                      5.14(g)
Form S-1                                   7.11
Guarantee                                  Recitals
Guarantors                                 Recitals
HMCo                                       7.15
Indemnitees                                7.7(a)
Insurance Cap                              7.7(e)
Letter of Transmittal                      3.3(b)
Marks                                      1.1 (in definition of Intellectual Property)
Material Contracts                         5.13(a)
Material In-Bound License Agreements       5.12(l)
Merger                                     Recitals
Merger Consideration                       3.1(c)
Merger Sub                                 Preamble
Offer Documents                            7.13(b)
Option                                     3.1(d)
Option Payment                             3.1(d)
Outside Date                               4.1(a)
Parent                                     Preamble
Parent Documents                           6.2
Parent Plans                               7.10(b)
Patents                                    1.1 (in definition of Intellectual Property)
Personal Property Leases                   5.11
PIK Notes                                  7.13(a)
Present Fair Salable Value                 6.7
Real Property Lease                        5.10
Real Property Leases                       5.10
Requested Consents                         7.13(e)
Required Financial Information             7.12
SEC Filings                                5.23(a)
Section 262                                3.2


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

Term                                       Section
----                                       -------
Securities Act                             5.23(a)
Senior Secured Debt Commitment Letter      6.6
Solvency                                   6.7
Solvent                                    6.7
Stockholders                               3.1(c)
Subsidiary Charter Documents               5.5(c)
Surviving Corporation                      2.1
Tender Amount                              7.13(c)
Tendered Notes                             7.13(c)
Tender Offer Notes                         7.13(a)
Termination Fee                            4.3(b)
Trade Secrets                              1.1 (in definition of Intellectual Property)
Vested Options                             3.1(d)

          (c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

     Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.


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

     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

     Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

     Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

     Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be "reflected on" or "set forth in" a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

          (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                    ARTICLE 2

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central Time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the later of (a) the second Business Day after satisfaction or waiver of each condition to the Closing set forth in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and (b) the earlier of (x) a date during the Marketing Period to be specified by Parent on no less than two Business Day's notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of a high yield debt financing) and (y) May 8, 2006, at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas Texas 75201, unless another date or place is agreed to in writing by the parties hereto.

     2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     2.4 Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

     2.5 Certificate of Incorporation and Bylaws. Effective immediately following the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective immediately following the Merger, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     2.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.


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

     2.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                    ARTICLE 3

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.000125 per share, of the Company ("Common Stock") or shares of Class A common stock, par value $0.000125 per share, of the Company (the "Class A Common Stock" together with the Common Stock, the "Company Stock") or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.000125 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Stock that is owned by the Company or its Subsidiaries, Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Stock. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and the Appraisal Shares) shall be converted into the right to receive an amount in cash equal to $4.00 per share, without interest (the "Common Merger Consideration"). Each issued and outstanding share of Class A Common Stock shall be converted into the right to receive an amount in cash equal to $7.2965 per share, without interest (the "Class A Merger Consideration"). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (collectively, the "Stockholders"), which immediately prior to the Effective Time represented any such shares of Company Stock (each, a "Certificate"), shall cease to have any rights with respect thereto except the right to receive the Common Merger Consideration or Class A Merger Consideration (as applicable, the "Merger Consideration").

          (d) Termination of Options.

               (i) At or prior to the Effective Time, and except as provided in
     Section 3.1(d)(iii), the Company shall cancel and terminate each outstanding stock option (each an "Option") heretofore granted under the Company Option Plans which is vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger) (the "Vested Options"), and each such Vested Option shall be converted into the right to receive a payment in cash only, without interest, from the Surviving Corporation (the "Option Payment"), in accordance with the terms hereof, equal to the product of (A) the total number of shares of Common Stock as to which the Vested Option is vested and exercisable immediately prior to the Effective Time and (B) the excess, if any, of the Common Merger Consideration over the exercise price per share of Common Stock subject to such Vested Option, less applicable withholding taxes (as provided in Section 3.4 below). The Option Payment made pursuant to Section 3.3 shall be consideration in full for the cancellation of the Vested Options.

               (ii) The Company shall cancel and terminate each Option that is not a Vested Option without the right to receive any Option Payment or other consideration in respect of the cancellation and termination thereof. In addition, the Company shall terminate the Company Option Plans and any other plan, program, agreement or arrangement, whether oral or written, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary as of the Effective Time without the right to receive any consideration for the termination thereof except as otherwise expressly set forth in this Agreement. The Company has taken or will take prior to the Effective Time all steps necessary to ensure that none of the Company or any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights, agreements or arrangements, whether written or oral, that would entitle any Person, other than pursuant to this Agreement, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, except as otherwise provided in this Agreement, to receive any payment in respect thereof and to cause all Options to be canceled and the Vested Options to be converted into the right to receive the Option Payment.

               (iii) Notwithstanding anything in this Agreement to the contrary, the Company shall reasonably cooperate with Parent to allow certain of the Options held by key employees of the Company designated by Parent, with the agreement of such holders of such Options, to be substituted at the Effective Time for options to acquire common stock of Parent on such terms as Parent and the holders of such Options may mutually agree.

     3.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(c), but instead such holder shall be entitled to payment of the fair value of


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

such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     3.3 Payment of Merger Consideration; Exchange of Certificates.

          (a) Payment. Subject to compliance with Section 3.3(b), the Surviving Corporation shall pay (i) to each Stockholder the Merger Consideration in respect of each share of Company Stock held by such Stockholder and (ii) to each Optionholder, the Option Payment in respect of each Option held by such Optionholder. All payments shall be made by wire transfer of immediately available funds to the account of such Stockholder and by check to such Optionholder.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Company shall mail a Letter of Transmittal, in customary form reasonably acceptable to the Company and Parent (the "Letter of Transmittal") to each Stockholder. Upon surrender of the Certificate or Certificates representing the Company Stock held by each Stockholder to the Company, together with a duly executed Letter of Transmittal, such Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the Merger Consideration for each share of Company Stock represented by such Certificate or Certificates, and Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article 3.

          (d) No Liability. None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for the Company Stock represented by such Certificate to which such holder would be entitled pursuant to this Article 3.

     3.4 Withholding Taxes. Notwithstanding anything to the contrary contained herein, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the payment of the Merger Consideration and the Option Payment otherwise payable to a Stockholder or an Optionholder, respectively, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                                    ARTICLE 4

                                   TERMINATION

     4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

          (a) at the election of the Company or Parent on or after June 30, 2006 (the "Outside Date"), if the Merger shall not have occurred by the close of business on such date, provided that the Company may not terminate this Agreement pursuant to this Section 4.1(a) if it is in material default of any of its obligations hereunder, and provided further that such date shall be automatically extended for sixty (60) days if only the conditions to Closing set forth in Sections 8.1(d) and 8.2(d) remain unsatisfied or unwaived at June 30, 2006;

          (b) by mutual written consent of the Company and Parent;

          (c) by the Company or Parent if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use all commercially reasonable efforts to promptly appeal any adverse determination that is not nonappealable and diligently pursue such appeal;

          (d) by Parent if (i) the Company shall be in material violation of any of its obligations hereunder, and if such violation (if curable) is not cured within twenty (20) days after the giving of written notice by Parent to the Company or (ii) there has been any event, change, occurrence or circumstance that renders the condition set forth in Section 8.1(a) incapable of being satisfied by the Outside Date;

          (e) by the Company if (i) Parent or Merger Sub shall be in material violation of any of their obligations hereunder, and if such violation (if curable) is not cured within twenty (20) days after the giving of written notice by the Company to Parent, or (ii) there has been any event, change, occurrence or circumstance that renders the condition set forth in Section 8.2(a) incapable of being satisfied by the Outside Date; or

          (f) by the Company if (i) all the conditions set forth in Section 8.1 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) Parent and Merger Sub do not complete the Merger by the later of (A) two Business Days thereafter and (B) May 8, 2006.

     4.2 Procedure upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

     4.3 Effect of Termination.

          (a) In the event that this Agreement is validly terminated in accordance with Section 4.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Merger Sub or the Company; provided, however, that, subject to the terms of this
Section 4.3, (a) no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and (b) the provisions of this Section 4.3 and Section 7.6 (Confidentiality) and Article 9 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

          (b) Parent agrees that, if this Agreement shall have been terminated by (i) the Company or Parent pursuant to Section 4.1(a) and, at the time of such termination, all of the conditions set forth in Section 8.1 have been satisfied or waived as of such date (treating such date as if it were the Closing Date),
(ii) the Company pursuant to Section 4.1(e) as a result of a willful breach of this Agreement by Parent or Merger Sub or (iii) the Company pursuant to Section 4.1(f), then Parent shall pay to the Company a fee of $30 million (the "Termination Fee") in immediately available funds no later than ten Business Days after such termination by the Company.

          (c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 4.3 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Termination Fee pursuant to this Section 4.3 (subject to the terms and conditions of this Section 4.3) or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, any of the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents for any loss, damage or injury suffered as a result of the failure of the Merger to be consummated or for any breach of this Agreement by Parent or Merger Sub (including any willful breach), and upon payment of the Termination Fee in accordance with this Section 4.3, none of Parent, Merger Sub, any of the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except with respect to the provisions of Section 7.6 (Confidentiality)).

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has made available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the "Company Charter Documents"), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents.

     5.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this

Agreement (the "Company Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has delivered to Parent a true and correct copy of a written consent of each of Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P. and A. Laurence Jones adopting resolutions approving the Merger and this Agreement and the transactions contemplated hereby and such consent is the only vote, approval or consent of the holders of any class or series of the Company's capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.

     5.3 Conflicts; Consents of Third Parties.

          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary;
(ii) any material Contract or Permit to which the Company or any Subsidiary is a party or by which any of the material properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law, the violation of which has or may have a material impact on the business of the Company or any of its Subsidiaries.

          (b) Except as set forth on Schedule 5.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

     5.4 Capitalization.

          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 25,000,000 shares of Class A Common Stock. As of the date hereof, there are 19,392,497 shares of Common Stock issued and outstanding, none of which are held by the Company as treasury stock or held by any Subsidiary. As of the date hereof, there are 25,000,000 shares of Class A Common Stock issued and outstanding, none of which are held by the Company as treasury stock or by any Subsidiary. A list of all stockholders of the Company together with the address and number of shares held by each stockholder is set forth on Schedule 5.4(a). All of the issued and outstanding shares of Company Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and free and clear of any pre-emptive or similar rights.

          (b) Except as set forth on Schedule 5.4(b)(i), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of the Company. Except as set forth on Schedule 5.4(b)(ii), the Company is not a party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the Company Stock.

          (c) Schedule 5.4(c) sets forth the following information with respect to each Option and each award of restricted Common Stock (each, a "Company Stock Award") granted under the Company Option Plans outstanding as of the date of this Agreement: (i) the name of the recipient of the Company Stock Award; (ii) the type of Company Stock Award; (iii) the particular Company Option Plan pursuant to which the Company Stock Award was granted; (iv) the number and class of shares of Company Stock subject to such Company Stock Award; (v) the exercise or purchase price of such Company Stock Award; (vi) the date on which such Company Stock Award was granted; (vii) the date on which such Company Stock Award expires; (viii) the applicable vesting schedule; and (ix) whether the exercisability or right of repurchase of such Company Stock Award will be accelerated in any way by the Merger, and if so, the extent of such acceleration.

     5.5 Subsidiaries.

          (a) Schedule 5.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth on
Schedule 5.5(a), neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests in any Person. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. There is no Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any capital contribution or other investment in or loan to any Person.

          (b) The outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned, directly or indirectly, by the Company and its Subsidiaries are owned free and clear of any and all Liens and pre-emptive or similar rights, except as set forth on Schedule 5.5(b). No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract of any character to which any Subsidiary is a party requiring, and there are no securities of any Subsidiary outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock or other equity interests of any Subsidiary. Except as set forth on Schedule 5.5(b), neither the Company nor any Subsidiary is party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the shares of capital stock or other equity interests of any Subsidiary.

          (c) The Company has made available to Parent true and complete copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company (the "Subsidiary Charter Documents"), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Subsidiaries. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

     5.6 Financial Statements. The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2005 and 2004 and the related audited consolidated statements of income, cash flows and stockholders equity of the Company and its Subsidiaries for the years ended September 30, 2005, 2004 and 2003 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 and the related consolidated statements of income, cash flows and stockholders equity of the Company and its Subsidiaries for the three months then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Except as set forth in the notes thereto and, in the case of the unaudited financial statements, normal recurring year-end adjustments, each of the Financial Statements has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 is referred to as the "Balance Sheet" and December 31, 2005 is referred to as the "Balance Sheet Date".

     5.7 No Undisclosed Liabilities.

          (a) Except as set forth on Schedule 5.7(a), neither the Company nor any Subsidiary has any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby as disclosed on Schedule 5.7(a) or (iii) Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Except as set forth on Schedule 5.7(b), neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (a) any off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC); or (b) any hedging, derivatives or similar Contract or arrangement.

     5.8 Absence of Certain Developments.

          (a) Except as contemplated by this Agreement or as set forth on
Schedule 5.8(a), since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

          (b) Without limiting the generality of the foregoing, except as set forth in Schedule 5.8(b), or as expressly contemplated by this Agreement to occur after the date hereof, (i) since the Balance Sheet Date, neither the Company nor any Subsidiary (A) has incurred or discharged or satisfied any Indebtedness or any other material obligation or liability except for normal trade obligations incurred in the Ordinary Course of Business, (B) has sold, transferred or otherwise disposed of any of its material properties or assets or any interest therein, or agreed to do any of the foregoing, except sales and non-exclusive licenses of products and sales in the Ordinary Course of Business or the disposal of obsolete or worthless assets, (C) has written off as uncollectible accounts receivables, or written down the value of its assets, except in each case in the Ordinary Course of Business and at a rate no greater than during the 12-month period ending on the Balance Sheet Date, (D) (1) has granted, or is committed to grant, salary or wage increases or any increase in or addition to any other compensation or benefits to Company Employees (except in the case of employees that are not officers, increases in salary, wages or incentive compensation in the Ordinary Course of Business), (2) has made any loan or advance of money or other property to any of the Company Employees (other than routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $25,000 to any individual employee), (3) has established, adopted, entered into, amended or terminated any Company Benefit Plans, or (4) has granted or promised to grant any equity or equity-based awards to any Company Employees, (E) has purchased or redeemed any shares of capital stock or other equity interests, or made or declared any dividend or distribution with respect to any capital stock or equity security,
(F) has changed its methods of keeping of its books of account or accounting practices, except as required by GAAP, (G) except in the Ordinary Course of Business, has changed or modified its existing credit, collection and payment policies, procedures and practices (including any acceleration in the collection of receivables or delay in the payment of payables), (H) has entered into any transaction, agreement or arrangement outside the Ordinary Course of Business that would be required to be disclosed on Schedule 5.20 or (I) has agreed or committed to do any of the foregoing and (ii) since the Balance Sheet Date through the date hereof, neither the Company or any Subsidiary (A) has waived or released any of its material rights with respect to its business, assets, Intellectual Property or Permits or permitted any of such rights to lapse or (B) in the case of the Company, lost the services of an executive officer.

     5.9 Taxes. Except as set forth on Schedule 5.9:

          (a) the Company and its Subsidiaries have duly and timely filed all material Tax Returns that are required by applicable Laws to be filed by them, and such Tax Returns are complete and accurate in all material respects;

          (b) the Company and its Subsidiaries have paid all Taxes that have become due and payable, other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the Financial Statements, and with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and in its books and records and all required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and each Subsidiary;

          (c) all Taxes that the Company and its Subsidiaries are required by Law to withhold and collect at or prior to Closing have been duly withheld, collected and paid over, in each case, to the proper taxing authorities to the extent due and payable;

          (d) neither the Company nor any of its Subsidiaries has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year;

          (e) all Taxes of the Company and its Subsidiaries that are due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority have been paid in full. To the Knowledge of the Company, there is no audit, examination, deficiency or refund litigation pending with respect to any Taxes of the Company or any of its Subsidiaries and no taxing authority has given written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any such Taxes. In respect of any ongoing audit, investigation and other proceedings by a taxing authority, the Company or Subsidiary has filed appropriate submissions defending itself against such action and tax claim and believes that such action and claim can be successfully defended based on the filed submissions;

          (f) there are no outstanding assessments, claims or deficiencies for any Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed, in each case in writing;

          (g) to the Knowledge of the Company, no written claim has been made by a taxing authority that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns;

          (h) there are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary;

          (i) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise;

          (j) none of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement;

          (k) none of the Company or any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

          (l) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of (A) any change in accounting method initiated by it or any other relevant party prior to the Closing Date, (B) a closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law entered into prior to the Closing Date, (C) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (D) a prepaid amount received, or paid, prior to the Closing Date or (E) deferred gains arising prior to the Closing Date; and

          (m) neither the Company nor any of its Subsidiaries has engaged in any "reportable transactions" as defined in Section 6111 of the Code or the regulations promulgated thereunder.

     This Section 5.9 represents the sole and exclusive representation and warranty of the Company regarding tax matters.

     5.10 Real Property. Schedule 5.10 sets forth a complete list of all leases and subleases of real property to or by the Company or a Subsidiary involving annual payments in excess of $85,000 (individually, a "Real Property Lease" and collectively, the "Real Property Leases"). To the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases, except for such defaults that are no longer continuing or, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary owns any real property.

     5.11 Tangible Personal Property. Schedule 5.11 sets forth all leases and subleases of personal property to or by the Company or a Subsidiary ("Personal Property Leases") involving annual payments in excess of $200,000. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases except for such defaults that are no longer continuing or, individually or in the aggregate, would not have a Material Adverse Effect.

     5.12 Intellectual Property.

          (a) Schedule 5.12(a)(i) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the "Company Registered

Intellectual Property"). Schedule 5.12(a)(i) lists (i) the record owner of each such item of Company Registered Intellectual Property and (ii) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Company Registered Intellectual Property has been filed. Except as set forth on Schedule 5.12(a)(ii), to the Knowledge of the Company, no registrations or applications for material Company Registered Intellectual Property has expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned.

          (b) The Company and the Subsidiaries own or have valid rights to use all material Intellectual Property used by the Company and the Subsidiaries in the Ordinary Course of Business, free and clear of all Liens (except for Permitted Exceptions).

          (c) The conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) does not in any material respect infringe, violate or constitute misappropriation of any Intellectual Property of any third Person except for such infringements, violations and misappropriations that, individually or in the aggregate, would not have a Material Adverse Effect.

          (d) Except as set forth on Schedule 5.12(d), to the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by the Company or the Subsidiaries.

          (e) Except as set forth on Schedule 5.12(e), there is no pending Legal Proceeding or, to the Knowledge of the Company, threatened claim that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third Person.

          (f) There are no Orders to which the Company or any Subsidiary is a party or, to the Knowledge of the Company, by which the Company or any Subsidiary is bound, that restricts the Company's or the Subsidiaries' rights to use any material Intellectual Property used by the Company or the Subsidiaries in the Ordinary Course of Business.

          (g) No material Trade Secret or any other confidential, proprietary information material to the business of the Company or the Subsidiaries as currently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any Subsidiary to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and confidential, proprietary information. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of the material Trade Secrets of the Company and the Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence, which measures are commercially reasonable in the industry in which the Company or such Subsidiary operates. The Company has in place a practice whereby the Company and its Subsidiaries execute confidentiality and Intellectual Property assignment and/or employee's rights agreements with all of their respective officers, employees, consultants and contractors.

          (h) Except as set forth on Schedule 5.12(h), neither the Company nor any Subsidiary has incorporated any "open source," "freeware," "shareware" or other Software code having similar licensing restrictions or distribution models in any Software developed by the Company or any Subsidiary that is incorporated in any Software distributed by the Company or any Subsidiary.

          (i) Except as set forth on Schedule 5.12(i), neither the Company nor any Subsidiary has licensed to any third Person, or otherwise permitted any third Person to use, any source code of any Software developed by or on behalf of the Company or any Subsidiary. Except as set forth on Schedule 5.12(i), as of the date of this Agreement, neither the Company nor any Subsidiary is a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code has ever been released to any third Person from any such escrow or deposit.

          (j) To the Knowledge of the Company, all currently released products and services of the Company are free from any material defect, bug, malware, virus or programming design or documentation error or corruptant (the foregoing being, collectively ("Errors"), and the Company has no reasonable basis to believe any currently released products or services of the Company are not free from material Errors.

          (k) Except as, individually or in the aggregate, would not have a Material Adverse Effect, (i) the Company and its Subsidiaries take reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and internet sites from any unauthorized use, access, interruption or modification by third parties, and (ii) the Company and its Subsidiaries fully comply with the Company's own policies with respect to the privacy of all their customers and any of their personally identifiable information, and no written claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing.

          (l) Schedule 5.12(l) sets forth a complete and accurate list of all agreements to which the Company or any Subsidiary is a party, and pursuant to which the Company or any Subsidiary is granted the right to use any third Person's Intellectual Property (excluding licenses pertaining to "off-the-shelf" commercially available Software used pursuant to shrink-wrap or click-through license agreements for a license fee of no more than $50,000 in the aggregate per Software product) that (i) is material to the functionality of any currently released commercial product, or for the performance of any currently provided service, of the Company or any Subsidiary and cannot be replaced in a reasonable period of time with other Intellectual Property that does not materially change the functionality of such product or the ability to provide such service or (ii) is material to the operation of the business of the Company and its Subsidiaries and cannot be replaced in a reasonable period of time, at a reasonable cost, with other Intellectual Property (the foregoing being, collectively, the "Material In-Bound License Agreements"). The Company and its Subsidiaries are not, and have not received written notice alleging them to be, in breach or default of any Material In-Bound License Agreements, except for such breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

          (m) Schedule 5.12(m) sets forth a complete and accurate list of all agreements to which the Company or any Subsidiary is a party, and pursuant to which the Company or any Subsidiary has granted to any third Person the right to use any material Intellectual Property of the Company or any Subsidiary, other than non-exclusive licenses of the Company's and its Subsidiaries' products and services in the Ordinary Course of Business.

     5.13 Material Contracts.

          (a) Schedule 5.13(a) sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof (collectively and together with those Contracts set forth on Schedules 5.10, 5.11, 5.12(h), 5.12(i), 5.12(k) and 5.12(l) the "Material
Contracts"):

               (i) each Contract with any Stockholders or any current officer or director of the Company or any of its Subsidiaries or any Affiliate (other than a Subsidiary) of the Company or any of the Stockholders;

               (ii) each Contract with any labor union or association representing any employee of the Company or any of its Subsidiaries;

               (iii) each Contract relating to the sale of any of the assets of, or the provisions of any services by, the Company or any of its Subsidiaries other than the sale or provision of goods and services in the Ordinary Course of Business, for consideration in excess of $250,000 or the equivalent in other currencies;

               (iv) each Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person, in each case (A) for consideration in excess of $250,000 or the equivalent in other currencies or (B) pursuant to which any Liabilities or obligations of the Company or its Subsidiaries remain outstanding;

               (v) each Contract relating to the incurrence of Indebtedness, or the making of any loans (other than routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $25,000 to any individual employee);

               (vi) each Contract creating or governing a partnership, limited liability company, joint venture or similar arrangement;

               (vii) each Contract (A) containing a covenant expressly limiting the freedom of the Company or any of its Subsidiaries (or that would limit the freedom of Parent, the Surviving Corporation and their respective Subsidiaries after the Closing) to engage in any business with any Person or in any geographic area or to compete with any Person or limiting the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, to guarantee or otherwise become responsible for the indebtedness for borrowed money of any other Person or to create Liens, (B) containing most favored nation or similar provisions in favor of any customer or other counterparty to the Company or any of its Subsidiaries or
     (C) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

               (viii) each Contract creating a Lien (other than Permitted Exceptions) upon any assets (including any Lien placed on the Company's or any of the Company Subsidiary's Intellectual Property), other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

               (ix) each Contract reflecting a settlement of any threatened or pending Legal Proceedings, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company and its Subsidiaries in the Ordinary Course of Business in connection with the routine cessation of such employee's or independent contractor's employment with the Company and its Subsidiaries, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three (3) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases);

               (x) any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

               (xi) each other Contract that involves the expenditure by the Company and its Subsidiaries of more than $250,000 or the equivalent in other currencies in the aggregate.

          (b) True and correct copies of each Material Contract have been made available to Parent prior to the date hereof. Each Material Contract is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and, to the Company's Knowledge, the other parties thereto enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on
Schedule 5.13(b), the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in breach of, default or violation under, any of such Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation, except for any such non-performance or breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company and its Subsidiaries under any Material Contract, except for such defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

     5.14 Employee Benefits Plans.

          (a) Schedule 5.14(a) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including multiemployer plans within the meaning of ERISA Section 3(37), and all stock purchase, stock option, severance, employment, change of control, bonus, incentive or deferred compensation, employee loan, and all other benefit plans, agreements, programs or policies, whether or not subject to ERISA, under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (each, a "Company Employee") has any right to benefits and which are contributed to, sponsored or maintained by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has had or has any liability. All such plans, agreements, programs, policies and arrangements are collectively referred to herein as "Company Benefit Plans."

          (b) With respect to each Company Benefit Plan, the Company has made available to Parent prior to the date hereof (i) a current and complete copy of the plan document and, to the extent applicable, any related trust fund or other funding instrument, (ii) the most recent determination letter, if applicable,
(iii) any summary plan descriptions or other written descriptions delivered by the Company or any of its Subsidiaries to the participants concerning such Company Benefit Plan, (iv) for the most recent plan year, copies of all Forms 5500 and accompanying schedules, statements and actuarial valuation reports relating to such Company Benefit Plans, if applicable and (v) a summary of any proposed amendments or changes anticipated (as of the date of this Agreement) to be made to the Company Benefit Plans at any time within the twelve (12) months immediately following the date hereof.

          (c) Each Company Benefit Plan has been established and administered in accordance with its terms in all material respects, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations in all material respects. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination letter as to its qualification, and no event or circumstance has occurred or failed to occur that could reasonably be expected to cause the loss of such qualification. No condition exists that would reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c),
(m) or (o) of the Code), to any material tax, fine, lien or penalty or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations. For each Company Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. No nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and 4957 of the Code) has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Company or its Subsidiaries to any material liability. Neither the Company nor any of its Subsidiaries has incurred any current or projected material liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as set forth on Schedule 5.14(c) or except as required to avoid an excise tax under
Section 4980B of the Code or except with respect to claims incurred on or before the end of the month in which an employee is terminated or retires or otherwise except as may be required pursuant to any other applicable law.

          (d) None of the Company Benefit Plans is subject to Title IV or
Section 302 of ERISA, and neither the Company nor any member of its Controlled Group has incurred any liability under Title IV or Section 302 of ERISA that remains unsatisfied. Neither the Company nor any member of its Controlled Group has any obligation or liability (contingent or otherwise) to contribute to a multiemployer pension plan within the meaning of ERISA Section 3(37).

          (e) With respect to any Company Benefit Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened.

          (f) Except as set forth in Schedule 5.14(f), no Company Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the

Company Benefit Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Benefit Plans (1) which would not be deductible under Section 280G of the Code or (2) as a result of any excise tax imposed on any employee by Section 4999 of the Code or any comparable federal, state, local or foreign excise tax rule or regulation.

          (g) Except as set forth in Schedule 5.14(g) or with respect to those Company Benefit Plans mandated by applicable foreign law, no material Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States (any such Company Benefit Plans either set forth on Schedule 5.14(g) or mandated by applicable foreign law, the "Foreign Benefit Plans"). With respect to any Foreign Benefit Plans, except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity (to the extent applicable); and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 5.14(g).

          (h) Sections 5.4, 5.7, 5.8, 5.14 and 5.17 represent the sole and exclusive representations and warranties of the Company regarding employee benefit matters.

     5.15 Labor.

          (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization.

          (b) There are no current (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, and except as set forth on Schedule 5.15(b), there are no investigations, inquiries or proceedings before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Occupational Health and Safety Administration or any other Governmental Body with respect to or relating to the terms and conditions of employment of the employees of the Company and its Subsidiaries.

     5.16 Litigation. Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its executive officers before any Governmental Body, that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. The Company is not subject to any Order except to the extent the same, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     5.17 Compliance with Laws; Permits.

          (a) The Company and its Subsidiaries are in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations and the Company, its Subsidiaries and its Stockholders are in compliance with all rules and regulations of the Offer of Foreign Assets Control of the United States Department of the Treasury, in each case except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any such Laws, except where such violation has been cured or, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) The Company and its Subsidiaries currently have all material Permits that are required for the operation of their respective businesses as presently conducted. Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

     5.18 Environmental Matters. Except as set forth on Schedule 5.18 hereto and except in each case as would not have a Material Adverse Effect:

               (i) the Company and each of its Subsidiaries are, and have been since December 31, 2002, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws to operate its business;

               (ii) neither the Company nor any of its Subsidiaries is the subject of any outstanding Order or Contract with any Governmental Body pursuant to any Environmental Laws or concerning any Hazardous Substances that imposes obligations on the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no other Person is the subject of any such Order or Contract that would reasonably be expected to adversely affect the Company or any of its Subsidiaries;

               (iii) neither the Company nor any of its Subsidiaries is subject to any pending claims or Legal Proceedings or, to the Knowledge of the Company, threatened claims alleging noncompliance with or potential Liability under Environmental Laws, and, to the Knowledge of the Company, no other Person is the subject of any such claim or Legal Proceeding that would reasonably be expected to adversely affect the Company or any of its Subsidiaries;

               (iv) to the Knowledge of the Company, there are no investigations of the businesses of the Company or any of its current or former Subsidiaries, or currently or previously owned, operated or leased property of the Company or any of its current or former Subsidiaries pending or threatened that would reasonably result in the Company or any of its Subsidiaries incurring any Liabilities under Environmental Laws or concerning Materials of Environmental Concern; and

               (v) to the Knowledge of the Company, Materials of Environmental Concern are not present at, on, in or under any property currently or formerly owned or leased by the Company or any of its Subsidiaries, or at any other location (including any property used for the treatment, storage or disposal of wastes related to the Company or any of its Subsidiaries), in a condition or under circumstances that could reasonably be expected to result in material Liability to the Company or any of its Subsidiaries as a result of any Environmental Law.

          (b) To the Knowledge of the Company, the Company has made available to Parent copies of all material studies, audits, assessments or other similar documents, concerning compliance with, or liability or obligations under, any Environmental Laws affecting the Company or any of its Subsidiaries, to the extent such documents are in the possession or control of the Company or any of its Subsidiaries.

     This Section 5.18 constitutes the sole and exclusive representation and warranty with respect to Environmental Laws and any and all environmental and natural resource matters.

     5.19 Insurance. Schedule 5.19 lists the material insurance policies maintained by or on behalf of the Company and its Subsidiaries and a copy of each such policy has been made available to Parent prior to the date hereof. To the Knowledge of the Company, such policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to any of its obligations under any of such insurance policies. To the Knowledge of the Company, (i) there is no threatened termination of, or material premium increase with respect to, any of such policies other than increases in connection with the Company's annual renewal process, which increases shall not be materially different than past annual increases and (ii) there is no material claim pending regarding the Company or any of its Subsidiary under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     5.20 Transactions with Related Person; Affiliates. Except as set forth on
Schedule 5.20, the Company does not have any Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any Affiliate of the Company (other than a Subsidiary) or any Stockholder.

     5.21 Books and Records. True, correct and complete copies of the books of account, stock record books and minute books of the Company and each of its Subsidiaries for the past two (2) years have been made available to Parent, and such books and records have been maintained in accordance with good business practices and in accordance with applicable Law. Except as set forth on Schedule 5.21, the minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings of the stockholders, the Board of Directors or other governing bodies, and committees of the Board of Directors or such other governing bodies, of such company, and no meeting of any such stockholders, Board of Directors, other governing body or committee has been held where the corporate actions were authorized for which minutes or written consents have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company or its Subsidiaries.

     5.22 Financial Advisors. Except as set forth on Schedule 5.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Parent, Merger Sub, the Company or any of its Subsidiaries in respect thereof.

     5.23 SEC Filings.

          (a) Each registration statement, form, report and other document required to be filed by the Company or such Subsidiary, as the case may be, with the SEC since January 1, 2003 (other than registration statements not yet declared effective) (the "SEC Filings") (i) at the time filed, complied, and will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Filings, each as in effect on the date filed, and (ii) did not at the time filed and will not when filed (except to the extent that information contained in any SEC Filing has been superseded or revised by a subsequent SEC Filing filed prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in each such SEC Filing or necessary in order to make the statements in each such SEC Filing, in the light of the circumstances under which they were made, not misleading.

          (b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

          (c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any complaint, allegation, assertion or claim in writing regarding its internal accounting controls or that the Company or any of its Subsidiaries has engaged in improper or questionable accounting or auditing practices. The Company has made available to Parent a summary of any disclosure made by management to the Company's auditors and audit committee since October 1, 2002 regarding any significant deficiencies, material weaknesses or fraud.

     5.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in
Article V hereof (as modified by the Schedules hereto), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

                                    ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that:

     6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

     6.2 Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the "Parent Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Parent Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Conflicts; Consents of Third Parties.

          (a) None of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub; (ii) any Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law.

          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any Parent Documents or consummate the transactions contemplated hereby or thereby.

     6.5 Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

     6.6 Financing. Parent and Merger Sub have furnished the Company with evidence of its ability (a) to pay the aggregate Merger Consideration and any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and (b) to perform their obligations under this Agreement and all Parent Documents, in each case in the form of (x) the executed equity commitment letters, dated as of the date hereof, among Parent, Merger Sub, Hellman & Friedman Capital Partners V, L.P., Thoma Cressey Capital Partners and the other parties thereto, true and complete copies of which has been made available to the Company (the "Equity Commitment Letters") and (y) the executed
(i) Senior Secured Financing Commitment Letter, dated as of the date hereof, among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and Parent, a true and complete copy of which has been made available to the Company (the "Senior Secured Debt Commitment Letter") and (ii) Acquisition Financing Commitment Letter, dated as of the date hereof, between Deutsche Bank AG Cayman Islands Branch and Parent, a true and complete copy of which has been made available to the Company (the "Bridge Debt Commitment Letter," and together with the Senior Secured Debt Commitment Letter, the "Debt Commitment Letters," and the Debt Commitment Letters together with the Equity Commitment Letters, the "Commitment Letters"). The Commitment Letters are not subject to any conditions other than as set forth therein and are in full force and effect on the date hereof. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid, and Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause the Commitment Letters to be ineffective. Assuming no breach or default by the Company under this Agreement and based upon facts and events known by Parent as of the date of this Agreement, Parent believes that the conditions to the funding contemplated by the Commitment Letters will be satisfied, and Parent is not aware of the existence of any fact or event as of the date of this Agreement that would reasonably be expected to cause such conditions to funding not to be satisfied.

     6.7 Solvency. Assuming the satisfaction of all of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement and based on the financial projections provided by the Company to Parent, immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. For purposes of this Agreement, "Solvent" when used with respect to the Surviving Corporation, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Corporation will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term "Solvency" shall have a correlative meaning. For purposes of the definition of "Solvent" (A) "debt" means liability on a "claim"; and (B) "claim" means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. "Present Fair Salable Value" means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises.

     6.8 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

     6.9 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Schedules hereto as supplemented or amended). Parent and Merger Sub further represent that none of the Company or any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective representatives or Parent's or Merger Sub's use of, any such information. Parent and Merger Sub acknowledge that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Merger Sub have relied on the results of their own independent investigation.

                                    ARTICLE 7

                                    COVENANTS

     7.1 Access to Information. Prior to the Closing Date, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records and Tax reporting positions of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records at its own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate with Parent and Parent's representatives in connection with such investigation and examination, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, however, that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent's reasonable request. Notwithstanding anything to the contrary contained herein, prior to the Closing, (a) without the prior written consent of the Company (which consent may not be unreasonably withheld), Parent shall not contact any suppliers to, or customers of, the Company or any Subsidiary, other than in the ordinary course of business of Parent or any of its Affiliates with respect to matters not involving the Company or its Subsidiaries, and provided that the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (b) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason).

     7.2 Conduct of the Business Pending the Closing.

          (a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a),
(ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to:

               (i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and

               (ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (B) preserve the present relationships with customers and suppliers of the Company and its Subsidiaries, (C) maintain insurance coverage on such terms and in such amounts substantially as maintained on the date of this Agreement and (D) keep available the services of the current officers and key employees of the Company and its Subsidiaries.

          (b) Except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or
(iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

               (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire, any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

               (ii) issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries (except for any issuance made pursuant to the exercise of any Option) or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;

               (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;

               (iv) amend the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries;

               (v) except as set forth in Schedule 7.2(b), (A) increase the annual level of compensation of any director, officer, employee or consultant of the Company or any of its Subsidiaries (except increases in salaries and wages of non-officer employees and consultants in the Ordinary Course of Business), (B) grant any bonus, equity or equity-based compensation, severance, benefit or other direct or indirect compensation to any director, executive officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Company Benefit Plan or otherwise modify or amend or terminate any such Company Benefit Plan, (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving any employee, consultant or director of the Company or any of its Subsidiaries that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (E) hire or terminate any executive officer or vice president of the Company or any of its Subsidiaries, except, in each case, as required as of the date of this Agreement by the terms of any Company Benefit Plans;

               (vi) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries (except sales and non-exclusive licenses of products and sales in the Ordinary Course of Business or the disposal of obsolete or worthless assets);

               (vii) make any loan, advance or capital contribution to or investment in any Person (other than (A) loans, advances or capital contributions to or investments in a Subsidiary of the Company and (B) routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $25,000 to any individual employee);

               (viii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries or permit any such right to lapse;

               (ix) initiate, compromise or settle (A) any Legal Proceeding (other than in connection with the enforcement of the Company's rights under this Agreement), other than non-material Legal Proceedings, or (B) any material claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

               (x) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any Liability to any labor organizations;

               (xi) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or any division, business or all or substantially all of the assets of any other Person;

               (xii) enter into or modify any Contract with any Stockholder or any Affiliate of any Stockholder;

               (xiii) except to the extent required by Law, make, change or rescind any election relating to Taxes, change any method of Tax accounting, file any amended Tax Return, or settle or compromise any claim, investigation, audit or controversy relating to an amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

               (xiv) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

               (xv) grant any licenses under any Intellectual Property of the Company and its Subsidiaries (other than non-exclusive licenses granted in the Ordinary Course of Business);

               (xvi) enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement or any material joint development agreement;

               (xvii) enter into any new Contract that would be a Material Contract if entered into on or prior to the date hereof or, except as required by their terms, terminate or amend, or modify any Material Contract or any such new Contract;

               (xviii) incur (A) any Indebtedness (other than borrowings in the Ordinary Course of Business under the Company's existing revolving credit facility) or (B) any Lien (other than Permitted Exceptions) on any asset or properties (whether tangible or intangible) of the Company or any of its Subsidiaries (other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business);

               (xix) amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as is consistent with past practice;

               (xx) enter into any Contract with any Person which provides such Person rights or entitlements in connection with a change of control of the Company or any of its Subsidiaries; or

               (xxi) agree or commit to do anything prohibited by this Section 7.2(b).

     7.3 Consents. Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3 and 6.3 hereof (or the Schedules thereto), provided, however, that (a) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested and (b) the consent of Parent shall be required with respect to any amendment or modification to any Contract in connection with obtaining any such consent or approval that is adverse in any material respect to Parent, Merger Sub, the Company or any of its Subsidiaries.

     7.4 Regulatory Approvals.

          (a) Subject to the terms and conditions herein provided, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

          (b) Each of the parties shall cooperate with one another and use all commercially reasonable efforts to prepare all necessary documentation (including furnishing all information required under the Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 7.4. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws.

          (c) Without limiting the generality of the undertakings pursuant to this Section 7.4, the parties hereto shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof for filings required under the HSR Act and twenty (20) Business Days after the date hereof for all other filings, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews).

          (d) Further, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement under any Competition Law. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Competition Law, each of parties hereto shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection therewith, and without limiting the foregoing, each of Parent and the Company agree to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Competition Laws that may be asserted by any Governmental Antitrust Entity, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

     7.5 Further Assurances. Each of Parent and the Company shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

     7.6 Confidentiality. Parent and Merger Sub acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between the Company and Hellman & Friedman Advisors LLC dated as of February 1, 2006 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate at the Effective Time.

     7.7 Indemnification, Exculpation and Insurance.

          (a) From and after the Closing Date until six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Closing Date. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law or approved by such Indemnitees. In addition, Parent shall, or shall cause the Surviving Corporation to, pay or reimburse any expenses of any Indemnitee under this Section 7.7 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

          (b) Parent, from and after the Closing Date, shall cause (i) the certificate of incorporation and bylaws or comparable organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (ii) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors, officers, employees and agents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

          (c) The Surviving Corporation shall have the right (but not the obligation) to control the defense of, including the investigation and any settlement or compromise of, any litigation, claim or proceeding (each, a "Claim") relating to any acts or omissions covered under this Section 7.7 with counsel selected by the Surviving Corporation; provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his own expense.

          (d) Each of the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (e) The Surviving Corporation shall provide or maintain in effect for six (6) years from the Effective Time, through the purchase of "run-off" coverage or otherwise, directors' and officers' and corporate liability insurance covering those individuals who are covered by the directors' and officers' and corporate liability insurance policy or policies provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms (other than with respect to minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage) comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than those customary for such type of insurance coverage; provided, however, that if such "run-off" or other coverage is not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under the Existing Policy (the "Insurance Cap") (which premium the Company hereby represents and warrants is as set forth in Schedule 7.7(e)), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

          (f) The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

          (g) In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.7.

          (h) The obligations of the Surviving Corporation under this Section
7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

          (i) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims under such policies.

     7.8 Preservation of Records. Parent shall, and shall cause the Surviving Corporation to, preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven
(7) years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to any Stockholder as may be reasonably required by such party in connection with any insurance claims by, Legal Proceedings or Tax audits against, governmental investigations of, or compliance with legal requirements by, the Stockholders or any of their Affiliates.

     7.9 Publicity.

          (a) None of the Company, Merger Sub or Parent shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless and only to the extent, in the judgment of the Company or Parent, disclosure is otherwise required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of Parent are listed; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.

          (b) Each of Parent, Merger Sub and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent are listed. In the event that such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to obtain "confidential treatment" of this Agreement and to redact such terms of this Agreement the other party shall request.

     7.10 Employment and Employee Benefits.

          (a) Parent covenants and agrees to cause the Surviving Corporation to,
(i) for a period of one year following the Closing Date, provide compensation and benefits to Continuing Employees at levels that are similar, on an overall basis, to the levels of compensation and benefits as in effect under the Company Benefit Plans (with the exception of any equity compensation) immediately prior to the Closing and (ii) provide severance compensation and benefits to any Continuing Employees during the one-year period following the Closing Date at levels at least equivalent to the levels of such compensation and benefits as in effect under the Company Benefit Plans immediately prior to the Closing. Employees of the Company or its Subsidiaries immediately prior to the Closing who continue their employment with the Surviving Corporation or its Subsidiaries following the Closing Date are hereinafter referred to as the "Continuing Employees." Notwithstanding anything in this Agreement to the contrary, the Buyer shall be permitted to reduce compensation and benefits with respect to any Continuing Employee if such Continuing Employee is reclassified from "exempt" to "non-exempt" status for purposes of the Fair Labor Standards Act and/or any state laws of similar effect so that the total compensation opportunity for such Continuing Employee after reclassification from "exempt" to "non-exempt" status is similar, on an overall basis, to the total compensation opportunity for such Continuing Employee immediately prior to such reclassification.

          (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent or the Surviving Corporation to which Continuing Employees are eligible to participate (the "Parent Plans"), Parent and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan. The Parent Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived under similar Company Benefit Plans immediately prior to the Closing and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the year of initial participation in the Parent Plans.

          (c) As soon as practicable following the date of this Agreement and in any event prior to the Closing, the Company (i) will use commercially reasonable efforts to seek stockholder approval that satisfies the requirements of Section 280G(b)(5)(B) of the Code of certain payments and benefits in the nature of compensation that would, but for the approval described in this Section 7.10(c), be treated as "parachute payments" under Section 280G of the Code (either alone or in conjunction with any other event), including, to the extent applicable, any such payments or benefits or accelerated vesting with respect to Options, Company Benefit Plans and any other arrangements (collectively, the "Compensatory Arrangements") such that, to the extent such amounts are approved by the stockholders of the Company as contemplated by this Section 7.10(c), no "disqualified individual" within the meaning of Section 280G of the Code would be subject to an excise tax under Section 4999 of the Code; and (ii) make disclosure of the Compensatory Arrangements that satisfies the requirements of
Section 280G of the Code to all stockholders of the Company entitled to vote under Section 280G of the Code. The form and substance of the disclosure materials to be provided to the Company's stockholders in furtherance of the Company's obligations contemplated in this Section 7.10(c) shall be subject to the review and approval of Parent, which shall not be unreasonably withheld.

          (d) The parties hereto acknowledge and agree that all provisions contained in this Section 7.10 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. After the Effective Time, nothing contained in this Section 7.10 shall interfere with Parent's right to amend, modify or terminate any Company Benefit Plan (subject to the provisions of Section 7.10(a) and (b) above) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.

     7.11 Form S-1. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not (a) file with the SEC any amendments to the Registration Statement on Form S-1 (File No. 333-125438) originally filed with the SEC on June 2, 2005 (the "Form S-1") or (b) take any actions for the purpose of making effective the Form S-1 (including any correspondence with the SEC related thereto).

     7.12 Financing Assistance. The Company agrees to provide, and shall cause the Subsidiaries and its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letters as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions and due diligence sessions; (ii) promptly furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes (the "Required Financial Information"); (iii) promptly satisfying the condition set forth in paragraph (f) of Annex I of the Senior Secured Debt Commitment Letter (to the extent the satisfaction of such condition requires actions by or cooperation of the Company); (iv) assisting Parent and Merger Sub and their financing sources in the preparation of (A) an offering document for any of such debt financing and (B) materials for rating agency presentations; (v) reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any of such debt financing; (vi) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to such debt financing; (vii) reasonably facilitating the pledging of collateral; and (viii) using commercially reasonable efforts to obtain accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent. Notwithstanding the foregoing, (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (y) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Commitment Letters prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time).

     7.13 Debt Tender Offers.

          (a) As soon as reasonably practicable after the date of this Agreement, but subject to the compliance by Parent of its obligation in the first sentence of Section 7.13(b) below, the Company shall launch a tender offer and Consent Solicitation (the "Company Debt Tender Offer") for all of the outstanding Senior Floating Rate PIK Notes due 2011 of the Company (the "PIK Notes") and Activant Solutions, Inc. ("Activant") shall launch tender offers and Consent Solicitations (the "Activant Debt Tender Offers" and collectively with the Company Debt Tender Offer, the "Debt Tender Offers") for all of the outstanding 10-1/2% Senior Notes due 2011 of Activant (the "Fixed Notes") and all of the outstanding Floating Rate Senior Notes due 2010 of Activant (the "Floating Notes" and, together with the Fixed Notes and the PIK Notes, the "Tender Offer Notes"), on the terms set forth on Schedule 7.13, and Parent and Merger Sub shall assist the Company and Activant in connection therewith.

          (b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offers, including the offers to purchase, related letters of transmittal and other related documents (collectively, the "Offer Documents"). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Tender Offer Notes in connection with the Debt Tender Offers shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them.

          (c) Promptly upon the receipt of the Requested Consents with respect to the Indenture for the PIK Notes, the Indenture for the Fixed Notes or the Indenture for the Floating Notes, the Company or Activant, as applicable, will enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Consent and will use its reasonable best efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable Debt Tender Offers. The closing of any Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Upon the closing of the Debt Tender Offer, at Closing and in accordance with the terms of the Debt Tender Offer, the Company or Activant, as applicable, shall accept for purchase and purchase the Tender Offer Notes tendered in the Debt Tender Offer (the "Tendered Notes") and purchase all of the Tendered Notes, including payment of any applicable premiums, and all related fees and expenses (the "Tender Amount").

          (d) If requested by Parent, the Company shall enter into one or more dealer manager agreements with such Persons as Parent shall reasonably request, Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers. Notwithstanding the foregoing, the Company shall not be obligated to agree to cause its counsel to provide any 10b-5 negative assurance letters with regard to the Offer Documents with any such dealer manager pursuant to such dealer manager agreement(s).

          (e) For purposes of this Agreement, "Consent Solicitation" shall mean a solicitation of the Requested Consents from the holders of the applicable Tender Offer Notes; and "Requested Consents" shall mean the consents of holders of a majority in principal amount of the holders of the PIK Notes, the Fixed Notes or the Floating Notes, as the case may be, to the amendments to such Tender Offer Notes described in Schedule 7.13 or in the applicable Consent Solicitation materials, as the case may be.

     7.14 Termination of Senior Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Merger Sub), in commercially reasonable form, from the administration agent under the Existing Credit Agreement and shall use its commercially reasonable efforts to make arrangements for the release of all mortgages, liens and other security over the Company's and its Subsidiaries' properties and assets securing such obligations (subject to delivery of funds as arranged by Parent and Merger Sub, if necessary).

     7.15 Termination of Affiliate Arrangements. Prior to the Closing, the Company shall, and shall cause the counterparties thereto to, execute and deliver (a) a termination and release agreement, substantially in the form attached hereto as Exhibit B, with respect to the Company's Stockholders Agreement, dated as of May 26, 1999, and (b) a termination and release agreement, substantially in the form attached hereto as Exhibit C with respect to (i) that certain Monitoring and Oversight Agreement, dated as of February 27, 1997, among the Company, Activant and Hicks, Muse & Co. Partners, L.P. ("HMCo") and (ii) that certain Financial Advisory Agreement, dated as of February 27, 1997, among the Company, Activant and HMCo, each without any monetary Liability having been incurred or satisfied by the Company or any Company Subsidiary under such Contracts or other arrangements on or after the date hereof except as set forth on Schedule 7.15.

     7.16 Exclusivity. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Subsidiaries and Affiliates and shall use its reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and Affiliates of the Company and its Subsidiaries not to, directly or indirectly: (a) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's or any Company Subsidiaries' securities; or (d) enter into any agreement with respect to any Acquisition Proposal. The Company agrees to promptly notify Parent upon receipt of, and promptly communicate to Parent the terms of, any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal and to keep Parent informed, on a current basis, regarding any such matters. Parent and Merger Sub acknowledge that prior to the date of this Agreement the Company has solicited or caused to be solicited indications of interest and proposals for an Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their officers, employees, representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal. For purposes of this Section 7.16, "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, any purchase of at least 5% of the assets of the Company and its Subsidiaries, taken as a whole, or any capital stock of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     7.17 Resignations. At the Closing, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of all members of the board of directors of the Company (except those designated by Parent to the Company in writing at least 10 days prior to the Closing).

     7.18 Closing Certificate. The Company shall deliver to Parent at Closing a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Code and the Treasury regulations thereunder.

                                    ARTICLE 8

                              CONDITIONS TO CLOSING

     8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of the Company set forth in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.1(a) not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct at and as of the Closing except (with respect to the representations and warranties of the Company set forth in this Agreement other than in Sections 5.2 and 5.4) where the failure thereof to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with the same effect as though such representations and warranties were made at and as of the Closing, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company, dated the Closing Date, to the foregoing effect;

          (b) the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company, dated the Closing Date, to the foregoing effect;

          (c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (d) the consents and/or approvals of Governmental Bodies and other Persons listed on Schedule 8.1(d) shall have been obtained and evidence of such consents and/or approvals shall have been made available to Parent; and

          (e) the waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act and the other applicable Competition Laws set forth on Schedule 8.1(e) shall have expired (or early termination shall have been granted) or been received.

     8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of Parent and Merger Sub set forth in this Agreement, which representations and warranties shall be deemed for purposes of this Section 8.2(a) not to include any qualification or limitation with respect to materiality, shall be true and correct at and as of the Closing except (with respect to the representations and warranties of the Company set forth in this Agreement other than in Section 6.2) where the failure thereof to be true and correct, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, with the same effect as though such representations and warranties were made at and as of the Closing, and the Company shall have received a certificate signed by the President of Parent and Merger Sub to the foregoing effect;

          (b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by the President of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

          (c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

          (d) the waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act and the other applicable Competition Laws set forth on Schedule 8.1(e) shall have expired (or early termination shall have been granted) or been received.

     8.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party's failure to comply with any provision of this Agreement.

                                   ARTICLE 9

                                  MISCELLANEOUS

     9.1 No Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any agreement delivered pursuant to this Agreement shall not survive beyond the Effective Time and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Effective Time, on the part of any party or any of its officers, directors, agents or Affiliates, except for those covenants and agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and Articles 1 and 9.

     9.2 Remedies.

          (a) Parent's and Merger Sub's sole and exclusive remedy (1) for a non-willful breach of any representation or warranty made by the Company herein or in any document delivered pursuant hereto or (2) for a non-willful breach of any covenant made by the Company herein or in any document delivered pursuant hereto and required to be performed by the Company on or prior to the Closing Date, shall, in either case, be limited to (x) Parent's right to terminate this Agreement pursuant to and to the extent permitted by (i) Section 4.1(a) as a result of the Closing not having occurred by the Outside Date due to such breach or (ii) Section 4.1(d) and (y) Section 9.2(b); and Parent and Merger Sub hereby waive and release the Company, the Stockholders and the Optionholders from any and all other claims or causes of action (whether by statute or in contract or tort) that may be based upon, arise out of, or relate to such breaches. The Company acknowledges and agrees that its sole and exclusive remedy for any breach of this Agreement (including any willful breach of this Agreement) will be limited to (A) the Company's right to terminate the Agreement pursuant to
Section 4.1(e) or (f) and (B) to the payment of the Termination Fee under the circumstances (and only under the circumstances) specified in Section 4.3(b) and the Guarantee.

          (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 4.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 4.3(b) and the Guarantee; provided, however, the Company shall be entitled to seek specific performance to prevent any breach by Parent or Merger Sub of Section 7.6.

     9.3 Exclusivity of Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement and the Guarantee exclusively in contract pursuant to the express terms and provisions of this Agreement and the Guarantee; and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement and the Guarantee. Subject to the terms and conditions of this Agreement, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement and the Guarantee (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contract remedies may be further limited or excluded pursuant to the express terms of this Agreement (including the provisions of Sections 4.3, 9.2 and 9.12) and as set forth in Section 9.2(d)); and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement and the Guarantee, or the negotiation, execution or performance of this Agreement and the Guarantee (including any tort claim or clause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and the Guarantee or as an inducement to enter into this Agreement and the Guarantee).

     9.4 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Surviving Corporation.

     9.5 Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     9.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this

Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     9.7 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

     9.8 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     9.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

          If to the Company, to:

          Activant Solutions Holdings Inc.
          804 Las Cimas Parkway
          Austin, Texas 78746
          Facsimile: (512) 278-5138
          Attention: Richard W. Rew II, Esq.

          with copies (which shall not constitute notice) to:

          Hicks, Muse, Tate & Furst Incorporated
          200 Crescent Court, Suite 1600
          Dallas, Texas 75201
          Facsimile: (214) 740-7888
          Attention: Peter Brodsky

          and

          Weil, Gotshal & Manges LLP
          200 Crescent Court, Suite 300
          Dallas, Texas 75201
          Facsimile: (214) 746-7777
          Attention: Glenn D. West, Esq.
                     Jeffrey B. Hitt, Esq.

          If to Parent or Merger Sub, to:

          c/o Hellman & Friedman LLC
          One Maritime Plaza, 12th Floor
          San Francisco, California 94111
          Facsimile: (415) 788-0176
          Attention: David Tunnell
                     Arrie Park, Esq.

          with a copy (which shall not constitute notice) to:

          Simpson Thacher & Bartlett LLP
          2550 Hanover Street
          Palo Alto, California 94304
          Facsimile: (650) 251-5002
          Attention: Richard Capelouto, Esq.

     9.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated by Section 7.7 and Section 9.12. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent or Merger Sub, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except (a) Parent or Merger Sub may assign their rights and obligations hereunder to any of their Affiliates and (b) that at and after the Effective Time, Parent and Merger Sub may collaterally assign their rights hereunder to any commercial lender or other debt financing source of Parent and Merger Sub without the Company's consent. No assignment of any obligations hereunder shall relieve such parties hereto of any such obligations.

     9.12 Non-Recourse. Except to the extent otherwise set forth in the Guarantee, this Agreement may only be enforced against, and any claim or clause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or the Guarantee (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Guarantee and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

     9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        PARENT:

                                        LONE STAR HOLDING CORP.


                                        By: /s/ David Tunnell
                                            ------------------------------------
                                        Name: David Tunnell
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        MERGER SUB:

                                        LONE STAR MERGER CORP.


                                        By: /s/ David Tunnell
                                            ------------------------------------
                                        Name: David Tunnell
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        COMPANY:

                                        ACTIVANT SOLUTIONS HOLDINGS INC.


                                        By: /s/ A. Laurence Jones
                                            ------------------------------------
                                        Name: A. Laurence Jones
                                              ----------------------------------
                                        Title: President and Chief Executive
                                               Officer
                                               ---------------------------------

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................     2
   1.1  Certain Definitions...............................................    2
ARTICLE 2 THE MERGER.....................................................    10
   2.1  The Merger.......................................................    10
   2.2  Closing..........................................................    11
   2.3  Effective Time...................................................    11
   2.4  Effects of the Merger............................................    11
   2.5  Certificate of Incorporation and Bylaws..........................    11
   2.6  Directors........................................................    11
   2.7  Officers.........................................................    12
ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
          CORPORATIONS; EXCHANGE OF CERTIFICATES.........................    12
   3.1  Effect on Capital Stock..........................................    12
   3.2  Appraisal Rights.................................................    13
   3.3  Payment of Merger Consideration; Exchange of Certificates........    14
   3.4  Withholding Taxes................................................    15
ARTICLE 4 TERMINATION....................................................    15
   4.1  Termination of Agreement.........................................    15
   4.2  Procedure upon Termination.......................................    16
   4.3  Effect of Termination............................................    16
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    17
   5.1  Organization and Good Standing...................................    17
   5.2  Authorization of Agreement.......................................    17
   5.3  Conflicts; Consents of Third Parties.............................    18
   5.4  Capitalization...................................................    19
   5.5  Subsidiaries.....................................................    20
   5.6  Financial Statements.............................................    21
   5.7  No Undisclosed Liabilities.......................................    21

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   5.8  Absence of Certain Developments..................................    21
   5.9  Taxes............................................................    22
   5.10 Real Property....................................................    24
   5.11 Tangible Personal Property.......................................    24
   5.12 Intellectual Property............................................    24
   5.13 Material Contracts...............................................    27
   5.14 Employee Benefits Plans..........................................    29
   5.15 Labor............................................................    31
   5.16 Litigation.......................................................    32
   5.17 Compliance with Laws; Permits....................................    32
   5.18 Environmental Matters............................................    32
   5.19 Insurance........................................................    33
   5.20 Transactions with Related Person; Affiliates.....................    34
   5.21 Books and Records................................................    34
   5.22 Financial Advisors...............................................    34
   5.23 SEC Filings......................................................    34
   5.24 No Other Representations or Warranties; Schedules................    35
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........    35
   6.1  Organization and Good Standing...................................    35
   6.2  Authorization of Agreement.......................................    35
   6.3  Conflicts; Consents of Third Parties.............................    36
   6.4  Litigation.......................................................    36
   6.5  Financial Advisors...............................................    37
   6.6  Financing........................................................    37
   6.7  Solvency.........................................................    37
   6.8  No Prior Activities..............................................    38
   6.9  Condition of the Business........................................    38
ARTICLE 7 COVENANTS......................................................    39
   7.1  Access to Information............................................    39

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   7.2  Conduct of the Business Pending the Closing......................    39
   7.3  Consents.........................................................    42
   7.4  Regulatory Approvals.............................................    43
   7.5  Further Assurances...............................................    44
   7.6  Confidentiality..................................................    44
   7.7  Indemnification, Exculpation and Insurance.......................    44
   7.8  Preservation of Records..........................................    46
   7.9  Publicity........................................................    47
   7.10 Employment and Employee Benefits.................................    47
   7.11 Form S-1.........................................................    49
   7.12 Financing Assistance.............................................    49
   7.13 Debt Tender Offers...............................................    50
   7.14 Termination of Senior Indebtedness...............................    51
   7.15 Termination of Affiliate Arrangements............................    51
   7.16 Exclusivity......................................................    51
   7.17 Resignations.....................................................    52
   7.18 Closing Certificate..............................................    52
ARTICLE 8 CONDITIONS TO CLOSING..........................................    52
   8.1  Conditions Precedent to Obligations of Parent and Merger Sub.....    52
   8.2  Conditions Precedent to Obligations of the Company...............    53
   8.3  Frustration of Closing Conditions................................    54
ARTICLE 9 MISCELLANEOUS..................................................    54
   9.1  No Survival of Representations, Warranties and Covenants.........    54
   9.2  Remedies.........................................................    54
   9.3  Exclusivity of Agreement.........................................    55
   9.4  Payment of Sales, Use or Similar Taxes...........................    55
   9.5  Expenses.........................................................    55
   9.6  Entire Agreement; Amendments and Waivers.........................    55
   9.7  Governing Law....................................................    56

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   9.8  Waiver of Jury Trial.............................................    56
   9.9  Notices..........................................................    56
   9.10 Severability.....................................................    57
   9.11 Binding Effect; Assignment.......................................    58
   9.12 Non-Recourse.....................................................    58
   9.13 Counterparts.....................................................    58

SCHEDULES

Schedule 1.1(a)                            Knowledge of the Company
Schedule 1.1(b)                            Optionholders
Schedule 5.3(a)                            No Conflicts
Schedule 5.3(b)                            Consents
Schedule 5.4(a)                            Stockholders
Schedules 5.4(b)(i) and (ii)               Capitalization
Schedule 5.4(c)                            Company Stock Awards
Schedule 5.5(a)                            Subsidiaries
Schedule 5.5(b)                            Subsidiary Liens
Schedule 5.7(a) and (b)                    No Undisclosed Liabilities
Schedules 5.8(a) and (b)                   Absence of Certain Developments
Schedule 5.9                               Taxes
Schedule 5.10                              Real Property
Schedule 5.11                              Tangible Personal Property
Schedules 5.12(a)(i), (a)(ii), (d), (e),   Intellectual Property
   (h), (i), (l) and (m)
Schedule 5.13(a) and (b)                   Material Contracts
Schedule 5.14(a), (c), (f), (g) and (h)    Employee Benefit Plans
Schedule 5.15(b)                           Labor
Schedule 5.16                              Litigation
Schedule 5.18                              Environmental Matters
Schedule 5.19                              Insurance
Schedule 5.20                              Affiliate Obligations
Schedule 5.21                              Books and Records
Schedule 5.22                              Financial Advisors
Schedule 6.5                               Financial Advisors
Schedules 7.2(a) and (b)                   Conduct of Business Pending Closing
Schedule 7.7(e)                            Existing Policy Premium
Schedule 7.13                              Terms of Debt Tender Offers
Schedule 7.15                              Affiliate Arrangements
Schedule 8.1(d)                            Required Consents
Schedule 8.1(e)                            Applicable Competition Laws

EXHIBITS

Exhibit A - Form of Guarantee
Exhibit B - Form of Termination and Release Agreement - Stockholders Agreement Exhibit C - Form of Termination and Release Agreement - M&O and FAA

                                                                       EXHIBIT A

                                     FORM OF
                                LIMITED GUARANTEE

                                       OF

                   HELLMAN & FRIEDMAN CAPITAL PARTNERS V, L.P.

Limited Guarantee, dated as of March ___, 2006 (this "Limited Guarantee"), by Hellman & Friedman Capital Partners V, L.P., a Delaware limited partnership (the "Guarantor"), in favor of Activant Solutions Holdings Inc., a Delaware corporation (the "Guaranteed Party").

     1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger dated as of March 12, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), among Lone Star Holding Corp., a Delaware corporation ("Parent"), Lone Star Merger Corp., a wholly-owned subsidiary of Parent and a Delaware corporation ("Merger Sub"), and the Guaranteed Party, Guarantor unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual observance, performance and discharge of [___]% of the payment obligations of the Parent under Section 4.3(b) of the Merger Agreement (such percentage of the payment obligations, the "Obligations"); provided that, subject to the proviso set forth in the last sentence of Section 8 hereof, the maximum amount payable by the Guarantor hereunder shall not exceed $[___] (the "Cap"). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether action is brought against Parent or any other guarantor pursuant to a Limited Guarantee dated as of the date hereof to be entered into between the Guaranteed Party and such other guarantors (the "Other Guarantors") or whether Parent or any Other Guarantor is joined in any such action or actions.

     2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned, restored or reduced for any reason whatsoever, this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectability.

     3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also enter into any agreement with the Parent or with any other person (including any Other Guarantor) interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the

Guaranteed Party and Parent or any such other person without in any way impairing or affecting the Guarantor's obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (d) any change in the corporate existence, structure or ownership of Parent or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its subsidiaries, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

     The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against Guarantor or any Other Guarantor or Parent Affiliate (as defined below) except for claims against Guarantor under this Limited Guarantee and against Other Guarantors under their written limited guarantees, and Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or any other person interested in the transactions contemplated by the Merger Agreement ((including any Other Guarantor) that arise from the existence, payment, performance, or enforcement of the Guarantor's Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of its obligations under Section 4.3(b) of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

     4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

     5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

          a. the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor's charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          b. all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

          c. this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

          d. the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with
               Section 8 hereof.

     6. ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Notwithstanding the foregoing, (i) in the event that one or more affiliated investment funds that is advised either by the investment manager of the Guarantor or any affiliate thereof, provides to the Guaranteed Party a guarantee that all or part of the Obligations for the benefit of the Guaranteed Party on the terms and conditions set forth in this Limited Guarantee, the Guarantor shall be fully and unconditionally released from its obligations hereunder to the extent of such guarantee and the Guarantor shall have no liability with respect to such obligations and (ii) in the event that any single third party (or group of affiliated investment funds) (a "Third Party Assignee") assumes a portion of the Guarantor's obligations under the Equity Commitment Letter (as defined in the Merger Agreement), if such Third Party Assignee provides to the Guaranteed Party a guarantee that a portion (not to exceed ___%) of the Obligations for the benefit of the Guaranteed Party on the terms and conditions set forth in this Limited Guarantee, the Guarantor shall be fully and unconditionally released from its obligations hereunder to the extent of such guarantee and the Guarantor shall have no liability with respect to such obligations.

     7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Guarantor hereunder shall be delivered as set forth below or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:

     Hellman & Friedman LLC
     One Maritime Plaza, 12th Floor
     San Francisco, California 94111
     Facsimile: (415) 788-0176
     Attention: David Tunnell
                Arrie Park, Esq.

     with a copy (which shall not constitute notice) to:

     Simpson Thacher & Bartlett LLP
     2550 Hanover Street
     Palo Alto, California 94304
     Facsimile: (650) 251-5002
     Attention: Richard Capelouto, Esq.

     8. CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and all amounts payable under this Limited Guarantee have been indefeasibly paid, observed, performed or satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Closing and the payment of the Merger Consideration (each as defined in the Merger Agreement), (ii) receipt in full by the Guaranteed Party or its affiliates of the payment obligations of Parent pursuant to Section 4.3(b) of the Merger Agreement, (iii) termination pursuant to Section 6 hereof, and (iv) termination of the Merger Agreement pursuant to Section 4.1 thereof under circumstances that do not give rise to any payment obligations of Parent pursuant to Section 4.3(b) of the Merger Agreement. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor's liability to the Cap or the provisions of this
Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Guarantor or Parent Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor nor any Guarantor or Parent Affiliate shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement under this Limited Guarantee or otherwise; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Party in connection with such litigation or proceeding.

     9. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of Parent is $10.00, and that no additional funds are expected to be contributed to Parent unless and until the Closing (as defined in the Merger Agreement) occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Guarantor or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (collectively, but not including Parent, any holding company owning Parent or subsidiary of Parent or any other Guarantor, each a "Guarantor or Parent Affiliate"), through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent against any Guarantor or Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Guarantor or Parent Affiliate (including any general partner or managing member)) under and to the extent provided in this Limited Guarantee and subject to the Cap and the other limitations described herein, and its rights against Other Guarantors pursuant to the terms of their written limited guarantees delivered contemporaneously herewith. Recourse against the Guarantor under this Limited Guarantee and against Other Guarantors pursuant to the terms of their written limited guarantees delivered contemporaneously herewith shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and Guarantor or Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

     10. GOVERNING LAW. This Limited Guarantee shall be governed by and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Limited Guarantee shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Limited Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Limited Guarantee or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     12. COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

                                        HELLMAN & FRIEDMAN CAPITAL
                                        PARTNERS V, L.P.

                                        By: Hellman & Friedman Investors V, LLC,
                                        its General Partner


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

          IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

                                        ACTIVANT SOLUTIONS HOLDINGS INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT B

                                     FORM OF
                        TERMINATION AND RELEASE AGREEMENT

     This TERMINATION AND RELEASE AGREEMENT (this "Agreement") is entered into as of __________, 2006, by and among Activant Solutions Holdings Inc., formerly known as Cooperative Computing Holding Company, Inc., a Delaware corporation (the "Company"), and the stockholders listed on the signature page hereto (collectively, the "Stockholders").

     WHEREAS, the Stockholders and the Company are the sole remaining parties to that certain Stockholders Agreement and sole remaining successors to parties, dated as of May 26, 1999 (the "Stockholders' Agreement");

     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 12, 2006, by and among the Company, Lone Star Holding Corp., a Delaware corporation ("Parent"), and Lone Star Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger-Sub"), whereby Merger-Sub shall be merged with and into the Company (the "Merger") and the Company shall continue as the surviving entity following the Merger; and

     WHEREAS, the Stockholders and the Company desire to terminate the Stockholders' Agreement upon the effectiveness of the Merger (the "Effective Time").

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Termination of Stockholders' Agreement. The Stockholders and the Company hereby agree that, as of the Effective Time, the Stockholders' Agreement and any exhibits thereto shall terminate and be of no further force and effect, and no party thereto shall have any surviving obligations, rights or duties thereunder.

     2. Release.

          (a) Each of the Stockholders hereby irrevocably and unconditionally releases, acquits and forevers discharge the Company, and each of its past, present or future successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies, other affiliates (corporate or otherwise) and legal representatives, including their past, present or future officers and directors, of and from any and all Released Claims (as defined herein) arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Stockholders' Agreement. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.

          (b) The Company hereby irrevocably and unconditionally releases, acquits and forever discharges each of the Stockholders, and each of their past, present or future successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies, other affiliates (corporate or otherwise) and legal representatives, including their past, present or future officers and directors, of and from any and all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Stockholders' Agreement.

     3. Amendments. No amendment, change, modification or termination of this Agreement or any part hereof shall be effective or binding unless made in writing and signed by each party hereto.

     4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument as if the parties hereto had executed the same instrument.

     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and representations, whether written or oral, related to the subject matter hereof.

     7. Governing Law. This Agreement and the rights and obligations hereunder shall be governed in all respects by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                        ACTIVANT SOLUTIONS HOLDINGS INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        NAME OF STOCKHOLDER:

                                        HICKS, MUSE, TATE & FURST EQUITY FUND
                                        III, L.P.

                                        By: HM3/GP Partners III, L.P., its
                                            general partner

                                        By: Hicks, Muse GP Partners, L.P., its
                                            general partner

                                        By: Hicks, Muse Fund III Incorporated,
                                            its general partner


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HM3 COINVESTORS, L.P.

                                        By: Hicks Muse GP Partners III, L.P.,
                                            its general partner

                                        By: Hicks, Muse Fund III Incorporated,
                                            its general partner


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        NAME OF STOCKHOLDER:


                                        ----------------------------------------
                                        A. Laurence Jones

                                                                       EXHIBIT C

                                     FORM OF
                        TERMINATION AND RELEASE AGREEMENT

          This TERMINATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into as of __________, 2006, by and among Activant Solutions Holdings Inc., formerly known as Cooperative Computing Holding Company, Inc., a Delaware corporation ("ASHI"), Activant Solutions Inc., formerly known as Cooperative Computing, Inc., a Delaware corporation (together with ASHI, the "Clients"), and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, "HMCo").

          WHEREAS, the Clients and HMCo are parties to (i) that certain Monitoring and Oversight Agreement, dated as of February 27, 1997, among the Clients and HMCo, attached hereto as Exhibit A (the "M&O Agreement"), and (ii) that certain Financial Advisory Agreement, dated as of February 27, 1997, among the Clients and HMCo, attached hereto as Exhibit B (the "Financial Advisory Agreement" and, together with the M&O Agreement, the "Financial Services Agreements");

          WHEREAS, ASHI has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 12, 2006, by and among ASHI, Lone Star Holding Corp., a Delaware corporation ("Parent"), and Lone Star Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger-Sub"), whereby Merger-Sub shall be merged with and into ASHI (the "Merger") and ASHI shall continue as the surviving entity following the Merger;

          WHEREAS, HMCo has entered into a letter agreement (the "Letter Agreement") with Parent and ASHI with respect to certain matters regarding certain aspects of the Merger not contained in the Merger Agreement; and

          WHEREAS, the Clients and HMCo desire to terminate the Financial Services Agreements upon the effectiveness of the Merger (the "Effective Time").

          NOW, THEREFORE, intending to be legally bound and in consideration for the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. The Clients and HMCo hereby agree that the Financial Services Agreements and any exhibits thereto shall terminate and be of no further force and effect as to any of the parties thereto, effective as of the Effective Time; provided, however, that (i) Section 5, Indemnification, of each of the Financial Services Agreements shall survive the termination of such agreements, subject to the terms and conditions of such Section 5, with respect to any services rendered by HMCo prior to the Effective Time in accordance with the terms of such agreements and (ii) Section 6, Confidentiality, of each of the Financial Services Agreements shall survive the termination of such agreements.

          2. Except for any claim that the Clients or their respective successors or assigns may in the future have against HMCo under Section 6 of each of the Financial Services Agreements, each of the Clients hereby irrevocably and unconditionally releases, acquits and forever discharges HMCo, and each of its past, present or future successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies, other affiliates (corporate or otherwise) and legal representatives, including their past, present or future officers and directors, of and from any and all Released Claims (as defined herein), arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of each of the Financial Services Agreements. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.

          3. Except to the extent that Section 5 of each of the Financial Services Agreements survives the termination of such agreements as provided in clause (i) of Paragraph 1 hereof, HMCo hereby irrevocably and unconditionally releases, acquits and forever discharges the Clients, and each of their respective past, present or future successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies, other affiliates (corporate or otherwise) and legal representatives, including their past, present or future officers and directors, and each of them, of and from any and all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of each of the Financial Services Agreements.

          4. At the Effective Time, the Clients shall pay to HMCo a one-time, lump sum cash payment (the "Final Payment") of $[__________]. Such Final Payment shall be reduced, however, in an amount equal to the excess of the Company's aggregate Transaction Fees and Expenses (as defined in the Letter Agreement) incurred over $13.5 million, as provided in the Letter Agreement.

          5. Should any provision of this Agreement be declared or be determined to be illegal, invalid or otherwise unenforceable, the validity of the remaining parts, terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and said illegal or invalid parts, terms or provisions shall be deemed not to be a part of this Agreement.

          6. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, excluding any choice-of-law provisions thereof.

          7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, all as of the date first written above.

                                       ACTIVANT SOLUTIONS HOLDINGS INC.


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       ACTIVANT SOLUTIONS INC.


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------


                                       HICKS, MUSE & CO. PARTNERS, L.P

                                       By: HM Partners Inc., its general partner


                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------